                              -------------------



                            STOCKHOLDERS AGREEMENT

                                 BY AND AMONG:

                HARD ROCK HOTEL, INC., A NEVADA CORPORATION,

               HARVEY'S WAGON WHEEL, INC., A NEVADA CORPORATION,

                                      AND

              LILY POND INVESTMENTS, INC., A NEVADA CORPORATION,
                          WHOLLY OWNED BY PETER MORTON



                              -------------------

                               TABLE OF CONTENTS

TABLE OF CONTENTS...................................................   i-iii

RECITALS............................................................     1

ARTICLE I     DEFINITIONS...........................................     1
      1.1     DEFINED TERMS.........................................     1
              1.1.1  ADDITIONAL CAPITAL CONTRIBUTIONS...............     1
              1.1.2  AFFILIATE OR AFFILIATED ENTITY.................     2
              1.1.3  ANNUAL PLAN AND ANNUAL OPERATING BUDGET........     2
              1.1.4  ARTICLES OF INCORPORATION......................     2
              1.1.5  ASSIGNMENT AND ASSUMPTION AGREEMENT............     2
              1.1.6  BYLAWS.........................................     2
              1.1.7  CLASS A STOCK..................................     2
              1.1.8  CLASS B STOCK..................................     2
              1.1.9  COMPUTATION DATE...............................     2
             1.1.10  CONTRIBUTION LOAN..............................     2
             1.1.11  DIRECTORS AND BOARD OF DIRECTORS...............     2
             1.1.12  EFFECTIVE DATE.................................     2
             1.1.13  EVENT OF DEFAULT, DEFAULTING STOCKHOLDER, AND
                     NON-DEFAULTING STOCKHOLDER.....................     3
             1.1.14  HARVEY'S GUARANTEE............................      3
             1.1.15  IMPROVEMENTS..................................      3
             1.1.16  INDEPENDENT DIRECTOR..........................      3
             1.1.17  LICENSING AGREEMENT...........................      3
             1.1.18  LOAN OR LOANS.................................      3
             1.1.19  MANAGEMENT AGREEMENT..........................      3
             1.1.20  NEVADA GAMING AUTHORITIES.....................      3
             1.1.21  PERCENTAGE INTEREST...........................      4
             1.1.22  PROJECT.......................................      4
             1.1.23  PROJECT MANAGER...............................      4
             1.1.24  PROPERTY......................................      4
             1.1.25  SHARES........................................      4
             1.1.26  SUBLICENSE AGREEMENT..........................      4
             1.1.27  SUPERVISORY AGREEMENT.........................      4
             1.1.28  TRANSFERRING STOCKHOLDER AND TRANSFER.........      4
             1.1.29  TRANSFEROR AND TRANSFEREE.....................      4

ARTICLE II   ORGANIZATION AND MANAGEMENT...........................      4
      2.1    ISSUANCE AND DISTRIBUTION OF SHARES...................      5
      2.2    PURPOSE OF THE AGREEMENT..............................      5
      2.3    ARTICLES AND BYLAWS...................................      5
      2.4    BOARD OF DIRECTORS....................................      5
      2.5    REMOVAL...............................................      5
      2.6    VACANCIES.............................................      6
      2.7    COVENANT TO VOTE......................................      6
      2.8    REPLACEMENT OF INDEPENDENT DIRECTOR...................      6
      2.9    VOTING REQUIREMENTS...................................      6
     2.10    OTHER DECISIONS.......................................      7
     2.11    PREEMPTIVE RIGHTS.....................................      7
     2.12    CERTIFICATES TO BE LEGENDED...........................      7

                                     -i-


ARTICLE III  COVENANTS AND WARRANTIES..............................      7
      3.1    SUBLICENSE AGREEMENT..................................      7
      3.2    MANAGEMENT AGREEMENT..................................      8
      3.3    OTHER OPPORTUNITIES...................................      8
      3.4    PRINCIPAL OFFICE......................................      9
      3.5    PROJECT LOANS.........................................      9
      3.6    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS........     10
              3.6.1  HARVEY'S REPRESENTATIONS AND WARRANTIES.......     10
              3.6.2  LILY POND'S AND MORTON'S REPRESENTATIONS AND
                     WARRANTIES....................................     10
              3.6.3  SCHEDULES AND INFORMATION PROVIDED............     11
      3.7    MODIFICATION OF EXISTING PLANS........................     11
      3.8    EQUITY PARTICIPATION..................................     12
      3.9    CONTRACTS WITH RELATED PARTIES........................     12
     3.10    OTHER BUSINESS ACTIVITIES.............................     12
     3.11    TRANSFER TO TRUST.....................................     12

ARTICLE IV   SALE, TRANSFER OR MORTGAGE............................     13
      4.1    RESTRICTION ON TRANSFER...............................     13
      4.2    PERMITTED TRANSFERS...................................     13
      4.3    RESTRAINING ORDER.....................................     14
      4.4    GAMING COMMISSION APPROVAL............................     14
      4.5    PUBLIC OFFERINGS......................................     14
      4.6    TERMINATION OF OBLIGATIONS............................     15
      4.7    AGREEMENTS WITH TRANSFEREES...........................     15

ARTICLE V    ADDITIONAL CAPITAL CONTRIBUTIONS AND DIVIDENDS........     16
      5.1    ADDITIONAL CAPITAL CONTRIBUTIONS......................     16
              5.1.1  GENERAL.......................................     16
              5.1.2  NOTICE BY COMPANY.............................     16
              5.1.3  CONTRIBUTION LOANS............................     16
              5.1.4  REPAYMENT THROUGH DISTRIBUTIONS...............     16
              5.1.5  REMEDIES......................................     17
              5.1.6  NO THIRD PARTY RIGHTS.........................     18
      5.2    INTEREST ON CAPITAL...................................     19
              5.2.1  ..............................................     19
              5.2.2  ..............................................     19
      5.3    DIVIDENDS.............................................     19

ARTICLE VI   ACCOUNTING AND TAX PREPARATION........................     19
      6.1    BOOKS AND RECORDS.....................................     19
              6.1.1  GENERAL.......................................     19
              6.1.2  ACCOUNTING BASIS..............................     20
              6.1.3  INFORMATION TO STOCKHOLDER....................     20
      6.2    RIGHTS OF INSPECTION..................................     20
      6.3    FISCAL YEAR...........................................     20
      6.4    AUDIT.................................................     20
      6.5    BANK ACCOUNTS.........................................     20
      6.6    OTHER ACCOUNTING DECISIONS............................     20
      6.7    PREPARATION OF TAX RETURNS............................     20
      6.8    TAX DECISIONS NOT SPECIFIED...........................     21

                                     -ii-

ARTICLE VII  DEFAULT AND DISSOLUTION...............................     21
      7.1    EVENTS OF DEFAULT.....................................     21
      7.2    CAUSES OF DISSOLUTION.................................     21
      7.3    ELECTION OF NON-DEFAULTING STOCKHOLDER................     22
              7.3.1  PURCHASE OF INTEREST..........................     22
              7.3.2  CLOSING.......................................     22
              7.3.3  UNSUITABILITY.................................     22
      7.4    DISPOSITION OF DOCUMENTS AND RECORDS..................     23

ARTICLE VIII APPRAISAL.............................................     23
      8.1    GENERAL...............................................     23
      8.2    APPRAISAL PROCEDURE...................................     23

ARTICLE IX   GENERAL PROVISIONS....................................     24
      9.1    COMPLETE AGREEMENT; AMENDMENT.........................     24
      9.2    NOTICES...............................................     24
              9.2.1  ADDRESSES.....................................     24
              9.2.2  NOTICE EFFECTIVE DATE.........................     25
              9.2.3  CHANGES.......................................     25
      9.3    ATTORNEY FEES.........................................     25
      9.4    VALIDITY..............................................     25
      9.5    SURVIVAL OF RIGHTS....................................     25
      9.6    GOVERNING LAW AND VENUE...............................     26
      9.7    WAIVER................................................     26
      9.8    REMEDIES IN EQUITY....................................     26
      9.9    TERMINOLOGY...........................................     26
     9.10    COUNTERPARTS..........................................     27
     9.11    SURVIVAL OF INDEMNITY OBLIGATIONS, EXCLUSIVE RIGHTS,
             AND REPRESENTATIONS AND WARRANTIES....................     27
     9.12    FEES AND COMMISSIONS..................................     27
     9.13    FURTHER ASSURANCES....................................     27
     9.14    REIMBURSEMENT OF EXPENSES.............................     27
     9.15    SEVERABILITY..........................................     27
     9.16    SPOUSAL CONSENTS......................................     28
     9.17    RESTRICTIONS TO RUN WITH SHARES.......................     28
     9.18    ADDITIONAL STOCKHOLDERS...............................     28
     9.19    TERMINATION...........................................     28

                                    -iii-

                            STOCKHOLDERS AGREEMENT

     This Stockholders Agreement (this "Agreement") dated as of August 30, 1993, is by and among Hard Rock Hotel, Inc., a Nevada corporation (the "Company"), Harvey's Wagon Wheel, Inc., a Nevada corporation ("Harvey's"), and Lily Pond Investments, Inc., a Nevada corporation ("Lily Pond") wholly owned by Peter Morton ("Morton"). Each of the parties hereto (other than the Company) and any other holder of Shares (as defined below) of the Company who shall hereafter become a party to or agree to be bound by the relevant provisions of this Agreement is sometimes hereinafter referred to as a "Stockholder" and all of such parties are sometimes hereinafter referred to as the "Stockholders."

                                   RECITALS

     A. Morton has acquired from Hard Rock Cafe Licensing Corporation, a New York corporation ("Licensor"), a right and license to use the "Hard Rock Hotel" name and mark ("Hotel Brand"). Morton and Harvey's have entered into a letter of intent dated March 30, 1993 concerning the organization and joint ownership of an entity to own, develop and operate a hotel/casino utilizing the Hotel Brand and Harvey's management experience and expertise.

     B. The parties hereto deem it in their respective best interests and in the best interest of the Company to provide consistent and uniform management for the Company, to regulate certain of their rights in connection with their interests in the Company and to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares (as defined below) to be issued to the Stockholders and to provide for certain rights and obligations with respect thereto, and desire to enter into this Agreement in order to effectuate those purposes and the transactions contemplated herein.

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

          1.1.1 "ADDITIONAL CAPITAL CONTRIBUTION(S)" shall refer to the capital contributions by the Stockholders to the Company as provided in
Section 5.1, to the extent the Company requires funds in addition to the capital contributions provided for in Section 2.1, and any loan or other third party financing in such amounts as are sufficient to enable the Company to carry out the purposes of this Agreement.

          1.1.2 "AFFILIATE" or "AFFILIATED ENTITY" shall refer to any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the subject entity. The term "CONTROL" shall mean having ownership of twenty percent
(20%) or more of the (i) voting equity interests in an entity; (ii) partnership interests in a partnership; (iii) general partnership interests in a limited partnership; or (iv) voting or economic benefit of any other type of entity.

          1.1.3 "ANNUAL PLAN" and "ANNUAL OPERATING BUDGET" shall have the meanings as described in the Management Agreement.

          1.1.4 "ARTICLES OF INCORPORATION" shall mean the articles of incorporation executed and acknowledged by the incorporators pursuant to the provisions of N.R.S. Chapter 78 which shall be in the form attached hereto as Exhibit "A."

          1.1.5 "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the document attached as Exhibit "D-1."

          1.1.6 "BYLAWS" shall mean the bylaws of the Company which shall be initially in the form attached hereto as Exhibit "B."

          1.1.7 "CLASS A STOCK" shall mean the authorized 20,000 shares of common stock of the Company with full voting rights.

          1.1.8 "CLASS B STOCK" shall mean the authorized 80,000 shares of non-voting common stock of the Company.

          1.1.9 "COMPUTATION DATE" shall refer to the effective date of the notice of the election of the contributing Stockholder to treat the outstanding principal balance of the Contribution Loan (excluding accrued interest) as a contribution to capital as provided in Section 5.1.5 of this Agreement.

          1.1.10 "CONTRIBUTION LOAN" shall refer to the advancement directly to the Company the funds required as a loan in the event any Stockholder fails to make an Additional Capital Contribution within the time specified as provided in Section 5.1.3 of this Agreement.

          1.1.11 "DIRECTORS" and "BOARD OF DIRECTORS" shall refer to the board of directors of the Company.

          1.1.12 "EFFECTIVE DATE" shall mean the later date upon which all parties have properly executed this Agreement and the Articles of Incorporation have been filed.

          1.1.13 "EVENT OF DEFAULT," "DEFAULTING STOCKHOLDER," and "NON-DEFAULTING STOCKHOLDER" shall have the meanings as described in Sections
7.1 and 7.3.1, respectively, of this Agreement.

          1.1.14 "HARVEY'S GUARANTEE" refers to Harvey's agreement to individually guarantee up to Sixty Million Dollars ($60,000,000.00) in Loans (as defined below) on behalf of the Company as provided in Section 3.5 of this Agreement.

          1.1.15 "IMPROVEMENTS" shall mean such buildings and other improvements to be constructed as part of the Project (as defined below).

          1.1.16 "INDEPENDENT DIRECTOR" shall mean the Director selected jointly by Harvey's and Lily Pond, as provided in subsection 2.4(b) of this Agreement, who shall serve subject to Section 2.8 of this Agreement.

          1.1.17 "LICENSING AGREEMENT" shall mean the licensing agreement entered into between Morton and the Licensor for the right to use the Hotel Brand in the State of Nevada, County of Clark, and other jurisdictions as agreed to by the parties thereto.

          1.1.18 "LOAN" or "LOANS" shall refer to agreements by the Company with third party lender(s) for loan(s) to finance the construction of the Improvements, development and operation of the Project, as provided in
Section 3.5 of this Agreement.

          1.1.19 "MANAGEMENT AGREEMENT" shall mean the management agreement entered into between Harvey's and the Company in the form set forth as Exhibit "C" attached to this Agreement granting to Harvey's the right to manage the Project (as defined below) and designating Harvey's as the Project Manager (as defined below).

          1.1.20 "NEVADA GAMING AUTHORITIES" shall mean, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Las Vegas, the Clark County Liquor and Gaming Licensing Board and any other applicable governmental or administrative state, county, city, municipal or other governmental agency involved in the regulation of gaming and gaming activities conducted in the State of Nevada and having jurisdiction over the Company.

          1.1.21 "PERCENTAGE INTEREST" shall mean each Stockholders percentage ownership interest in Class A Stock, Class B Stock and the Company.

          1.1.22 "PROJECT" shall mean the development, construction, financing and operation of the Property, to be comprised generally of a 305 room hotel and 28,000 square foot casino, two (2) restaurants and several bars, Hotel Brand retail store, parking garage, outdoor swim park, and other amenities.

          1.1.23 "PROJECT MANAGER" shall be in reference to Harvey's in its capacity as manager of the Project pursuant to the Management Agreement.

          1.1.24 "PROPERTY" shall mean certain real property situated in the County of Clark, City of Las Vegas, State of Nevada, consisting of approximately 7.6 acres of land, located at the intersection of Paradise Road and Harmon Avenue, together with all rights, appurtenances, easements, rights of way and other interests appertaining thereto.

          1.1.25 "SHARES" shall mean the aggregate of Class A Stock and Class B Stock held by a Stockholder in the Company at a particular time.

          1.1.26 "SUBLICENSE AGREEMENT" shall mean the sublicense agreement between Morton and Lily Pond attached hereto as Exhibit "D" which shall be assigned to the Company pursuant to the assignment and assumption agreement attached hereto as Exhibit "D-1."

          1.1.27 "SUPERVISORY AGREEMENT" shall mean the supervisory agreement between Morton and the Company in the form set forth as Exhibit "E" attached to this Agreement.

          1.1.28 "TRANSFERRING STOCKHOLDER," and "TRANSFER" shall have the meanings as described in Section 4.1 of this Agreement.

          1.1.29 "TRANSFEROR" and "TRANSFEREE" shall have the same meaning as defined in Section 4.7 of this Agreement.

                                   ARTICLE II

                            ORGANIZATION AND MANAGEMENT

     2.1 ISSUANCE AND DISTRIBUTION OF SHARES. Upon the Effective Date, the Company shall cause or have caused the issuance of Shares to the Stockholders as follows (and no other Shares shall have been issued, subscribed, or contracted):


                            CLASS A              CLASS B
               CLASS         STOCK     CLASS      STOCK         TOTAL
  STOCK-         A          %AGE OF      B       %AGE OF        %AGE
  HOLDER       STOCK       INTEREST    STOCK     INTEREST     INTEREST
  ------       -----       --------    -----     --------     --------

Harvey's      8,000           40%     32,000        40%          40%

Lily Pond    12,000           60%     48,000        60%          60%


          2.1.1 Harvey's shall make a capital contribution to the Company of $10,000,000 upon the Effective Date in consideration of its Shares. Lily Pond shall be deemed to have made a capital contribution of $10,000,000 by virtue of the transfer of the Property upon the Effective Date free and clear of all liens and encumbrances, in consideration of its Shares.

     2.2 PURPOSE OF THE AGREEMENT. The Stockholders desire to operate the Company in corporate form to provide for centralized management, to preserve value of assets, to protect management and control of the Company against undesired intervention by persons not acceptable to the Stockholders.

     2.3 ARTICLES AND BYLAWS. Whenever there is an inconsistency or discrepancy between the Articles of Incorporation or Bylaws of the Company and the terms of this Agreement, the terms of this Agreement shall control.

     2.4 BOARD OF DIRECTORS. The management of the Company shall be vested in the Board of Directors. Upon the occurrence of the Effective Date and subject to the following provisions, Harvey's and Lily Pond shall cause the Board of Directors of the Company to consist of seven (7) Directors, initially designated in the manner set forth below.

          (a) DESIGNATION OF DIRECTORS. Harvey's shall designate three (3) Directors and Lily Pond shall designate three (3) Directors.

          (b) INDEPENDENT DIRECTOR. In addition to the Directors designated above, Harvey's and Lily Pond shall jointly choose an Independent Director who shall serve as a Director subject to Section 2.8 below.

          (c) COMMITTEES OF THE BOARD OF DIRECTORS. The rights to designate directors provided in subsections 2.4(a) and (b) shall also apply, proportionately, to any committees of the Board of Directors.

     2.5  REMOVAL. If a Director designated pursuant to Section 2.4 hereof:

          (a) has been designated by Harvey's and Harvey's requests that such Director be removed by written notice thereof to the other Stockholders; or

          (b) has been designated by Lily Pond and Lily Pond requests that such Director be removed by written notice thereof to the other Stockholders;

then each Stockholder shall take all actions required by Section 2.7 to effect such result.

     2.6 VACANCIES. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of any Director, or otherwise there shall exist or occur any vacancy on the Board, each of Harvey's and Lily Pond hereby agrees to cause the Director(s) to vote for that individual designated to fill such vacancy and serve as a Director by whichever of the Stockholders that had designated (pursuant to Section 2.4 hereof) the Director (including the Independent Director) whose death, disability, retirement, resignation or removal resulted in such vacancy on the Board; PROVIDED, HOWEVER, that such other individual so designated may not previously have been a Director of the Company who was removed for cause from the Board.

     2.7 COVENANT TO VOTE. Harvey's and Lily Pond hereby agree to take all actions necessary to call, or cause the Company or the appropriate officers or Directors of the Company to call, a special or annual meeting of Stockholders of the Company and to vote all Class A Stock owned or held of record at any such annual or special meeting in favor of, or to consent by written consent in lieu of any such meeting to, the election of a Board of Directors consistent with, and the taking of any other action to effect the intent of, this Article II. In addition, Harvey's and Lily Pond agree to vote, or consent with respect to, the Class A Stock owned or held of record upon any other matter arising under this Agreement submitted to a vote or consent of the Company's Stockholders in a manner so as to implement the terms of this Agreement.

     2.8 REPLACEMENT OF INDEPENDENT DIRECTOR. Upon the occurrence of any event which results in the release of the Harvey's Guarantee, the Stockholders shall take all necessary action as to cause the Independent Director to resign and Lily Pond shall have the right, in its sole discretion, to select a replacement Director.

     2.9 VOTING REQUIREMENTS. Except as provided otherwise in this Agreement, the Company shall not, without the prior written unanimous consent of all of the Directors:

          (a) voluntarily dissolve the Company or voluntarily adopt a plan of liquidation of the Company;

          (b) make any decisions relating to the financing or refinancing of the Property, the Project and Improvements, future capital acquisitions and improvements excluded from the Annual Plan or Annual Operating Budget (as defined in the Management Agreement);

          (c) enter into transactions between the Company and Affiliates of either Harvey's or Lily Pond; or

          (d)  approve the Annual Plan and Annual Operating Budget.

     2.10 OTHER DECISIONS. All other decisions of the Company, except as otherwise specified in this Agreement, shall be determined by a simple majority vote of the Directors.

     2.11 PREEMPTIVE RIGHTS. Each Stockholder shall have preemptive rights to purchase or subscribe additional Shares on a proportional basis. Preemptive rights granted hereby are untransferable, in whole or in part, by the Stockholder. Neither the Company's remaining Stockholders nor any third party may exercise such Stockholder's rights to subscribe if any such Stockholder waives exercise of its preemptive rights. The preemptive rights shall terminate upon the decision of Lily Pond to engage in a public offering of stock of the Company pursuant to Section 4.5 below.

     2.12 CERTIFICATES TO BE LEGENDED. Each Stockholder understands and agrees that each certificate representing Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) in substantially the form set forth below, which legend restricts the sale, transfer or other disposition of Shares in accordance with this Agreement of which this Section 2.12 is a part:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

     "EACH STOCKHOLDER ALSO UNDERSTANDS AND AGREES THAT EACH CERTIFICATE REPRESENTING SHARES MAY ALSO CONTAIN ANY OTHER LEGEND REQUIRED BY THE LAWS AND REGULATIONS OF THE STATE OF NEVADA WHICH MAY FURTHER RESTRICT TRANSFERS OF SUCH SHARES.

     "THESE SHARE(S) ARE SUBJECT TO A STOCKHOLDER'S AGREEMENT, DATED
AUGUST ____, 1933 AMONG THE STOCKHOLDERS AND THE COMPANY WHEREIN, AMONG OTHER MATTERS, THE TRANSFER, SALE, HYPOTHECATION, PLEDGE OR OTHER DISPOSITION OF SHARES IS SUBSTANTIALLY RESTRICTED. ANY VIOLATION OF THE AGREEMENT IS NULL AND VOID AB INITIO. THIS AGREEMENT IS AUTOMATICALLY BINDING UPON ANY PERSON OR ENTITY WHO ACQUIRES THE SHARES. A COPY OF THE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE COMPANY'S PRINCIPAL OFFICE DURING NORMAL BUSINESS HOURS."

                            ARTICLE III

                     COVENANTS AND WARRANTIES

     3.1 SUBLICENSE AGREEMENT. Prior to the Effective Date, Morton shall enter into the Licensing Agreement with Licensor for the right to use the Hotel Brand in the State of Nevada, County of Clark, and other jurisdictions as agreed to therein. On the Effective Date, Morton shall enter into a Sublicense Agreement with Lily Pond which will be assigned to the Company by the Assignment and Assumption Agreement, incorporating by reference the terms of the Licensing Agreement, for a term of fifty-five (55) years to transfer the exclusive right to use the Hotel Brand for the Project to the Company or its successors in interest for the sum of One Hundred Dollars ($100.00) annually upon the terms and conditions set forth therein.

     3.2 MANAGEMENT AGREEMENT. On the Effective Date, the Stockholders shall cause the Company to enter into (i) the Management Agreement with Harvey's, granting to Harvey's the right to manage the Project and designating Harvey's as the Project Manager and (ii) the Supervisory Agreement with Morton, regarding certain supervisory and oversight rights and duties with respect to the Project.

          3.2.1 During any period of time in which there shall not be a Project Manager actively serving in such capacity, the Directors shall carry out all responsibilities otherwise imposed on the Project Manager pursuant to the Management Agreement.

     3.3 OTHER OPPORTUNITIES. Morton and Harvey's agree to jointly pursue expansion opportunities for the Hotel Brand in markets other than Las Vegas, by the use of or apart from the Company, to be established and operated as set forth herein. In consideration of the duties and obligations of Harvey's as described herein, Morton hereby grants to Harvey's the right to jointly participate with Morton, with respect to both equity ownership and management, in additional "Hard Rock Hotel" projects which include as a source of revenue a casino operation as distinct from new "Hard Rock Hotels" that do not include a source of revenue a casino operation, in the event Morton in his sole discretion pursues such projects. Harvey's right to participate in future projects consists of those locations anywhere within the United States where Morton has or may have in the future the right to the use of "Hard
Rock" tradename brand, mark and logo and those foreign locations within the geographical area where Morton has the current right to use the "Hard Rock" tradename, brand, mark and logo as set forth in the Licensing Agreement, in each case solely in connection with the operation of a hotel and casino as provided above. Any such future projects between Morton and Harvey's shall be based upon similar capital contributions, equity ownership ratio, guaranty of debt, and otherwise on the terms and conditions as set forth in this Agreement, unless agreed otherwise by Morton and Harvey's. In the event that Morton and Harvey's cannot agree upon the terms and conditions of the ownership structure of such future projects, if any, the dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules in Las Vegas, Nevada. Morton grants to Harvey's the right to jointly participate in any expansion of the Hard Rock Cafe (the restaurant) to any locations in the Reno/Tahoe area, on the same equity percentage as described herein, in the event that Morton in his sole discretion pursues the same. The rights and obligations described in this Section 3.3. shall cease if (i) Harvey's ceases to be the Project Manager (due to a default of Harvey's pursuant to Article VI of the Management Agreement or a termination of the Management Agreement pursuant to Sections 7.4, 7.5, or 7.7 thereof or otherwise agreed by the unanimous consent of the Stockholders); (ii) this Agreement is terminated due to a default of Harvey's; or (iii) Harvey's reduces its total Percentage Interest below twenty percent (20%). After thirty (30) days prior written notice by Morton, if Harvey's does not accept such opportunity in writing to participate in any such future ventures, Morton may pursue such opportunities with other parties. If the current shareholders of Harvey's cease to own forty percent (40%) or more of the overall voting power of Harvey's (including without limitation, the right to elect directors), participation by Harvey's in future ventures is subject to Morton's approval.

     3.4 PRINCIPAL OFFICE. The principal office of the Company in the State of Nevada shall be located at Harvey's Resort Hotel/Casino, Highway 50, City of Stateline, County of Douglas, State of Nevada until the Project is Opening (as defined in the Management Agreement), at which time the principal office shall be the Project premises. The parties may have such other offices, either within or without the State of Nevada, as the Stockholders may designate, or as the business of the Company may from time to time require. In order to comply with Nevada gaming regulations, the Company shall maintain an office on the Project premises.

     3.5 PROJECT LOANS. The Company may enter into agreement(s) with third party lenders(s) for loan(s) (the "Loan" or "Loans") to finance the construction of the Improvements and development and operation of the Project, if the amount and terms of any such Loan are approved by the unanimous consent of the Directors. Harvey's agrees to individually guarantee up to Sixty Million Dollars ($60,000,000.00) in Loans on behalf of the Company ("Harvey's Guarantee"). However, after the Harvey's Guarantee has been retired, refinanced, or released, Harvey's shall have no further obligation to incur or guarantee debt on behalf of the Company. Harvey's represents and warrants that the Loans will not contain any covenants or conditions enabling the lender to hold the Company in default by virtue of any act or omission of Harvey's in its capacity solely as guarantor including, without limitation, any violation of a financial covenant which results in an acceleration of the Loan. If the Company is unable to obtain the Loans within six (6) months of the Effective Date, then this Agreement shall terminate, the Company shall be dissolved and each Stockholder shall be responsible for its own predevelopment and construction costs, except for those out of pocket expenses that uniquely benefit the Company, including but not limited to, the preparation and drafting of organizational and development documents, financing fees, and loan commitment costs. Payment of such expenses shall be shared in proportion to the Stockholder's Percentage Interest. Notwithstanding anything contained herein to the contrary,

Lily Pond and Harvey's agree to vote their Class A Stock to approve a refinancing designed to release the Harvey's Guarantee provided such a refinancing is on terms no less favorable to the Company.

      3.6  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.

           3.6.1  HARVEY'S REPRESENTATIONS AND WARRANTIES.
Harvey's represents and warrants that the following are true and correct as of the date this Agreement is entered into:

                  (a) ORGANIZATION AND GOOD STANDING.
Harvey's is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Harvey's of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by the governing board of Harvey's.

                  (c) NO VIOLATION. Neither the execution and performance of this Agreement, or the other agreements contemplated hereby, nor the transactions contemplated herein, will (i) conflict with, or result in a breach of the terms of, or constitute a default under any agreement, contract, commitment, letter of intent, indenture or other instrument under which Harvey's is bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public body having jurisdiction over the properties or assets of Harvey's.

           3.6.2 LILY POND'S AND MORTON'S REPRESENTATIONS AND WARRANTIES. Lily Pond and Morton represent and warrant that the following are true and correct as of the date this Agreement is entered into:

                  (a) ORGANIZATION AND GOOD STANDING. Lily Pond is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to carry on the business in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Lily Pond and Morton of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby, have been duly authorized by the governing board of Lily Pond and by Morton.

                  (c) NO VIOLATION. Neither the execution and performance of this Agreement, or the other agreements contemplated hereby, nor the transactions contemplated herein, will (i) conflict with, or result in a breach of the terms of, or consitute a default under any agreement, contract, commitment, letter of intent, indenture or other instrument under which Lily Pond or Morton are bound, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public body having jurisdiction over Lily Pond or Morton or the properties or assets of Lily Pond or Morton.

           3.6.3 SCHEDULES AND INFORMATION PROVIDED. Lily Pond, Morton, and Harvey's represent and warrant that as of the date of execution of this Agreement, each has provided the information as required in subsections (a) through (e) below, and as attached hereto as Exhibits "F" to "J," and that such information as provided is true and accurate to the best of the knowledge of the party furnishing such information.

                  (a) Each material contract or agreement, whether written or oral between either Stockholder and any third party, relating to the Property, Hotel Brand and the Project, including those entered into prior to this Agreement.

                  (b) Each permit, license or other evidence of approval in connection with the Project, or any predecessor.

                  (c) Each claim or proceeding now pending, or to the knowledge of either Stockholder, threatened against, or in any way involving the Project, or any predecessor, the Hotel Brand or the Property.

                  (d) All correspondence with governmental authorities concerning compliance with applicable laws and regulations including toxic or hazardous substance surveys of the Property.

                  (e) Such other information concerning the financial and business condition of each of the Stockholders, as the Stockholders or their representatives may reasonably request.


     3.7 MODIFICATION OF EXISTING PLANS. Harvey's and Lily Pond shall use their best efforts to secure the rights for the Company to acquire a 2.2 acre (more or less) portion of vacant land contiguous to the Property for the purpose of expanding the Project footprint, on terms mutually acceptable to Harvey's and Lily Pond. The Directors, by unanimous consent, shall make such changes to existing plans to improve the facility layout and enhance operational effectiveness, in the event the 2.2. acre parcel is obtained.

     3.8 EQUITY PARTICIPATION. It is the intention of the Stockholders that the management personnel and other representatives of the Stockholders be given certain incentives to promote the success of the Project, including equity participation interests in the Company or in any successor corporation of the Company. If approved, such interests shall be distributed to the representatives of each Stockholder as unanimously agreed upon by the Directors acting in their discretion at a future date, but in no event later than an initial public offering of stock in the Company (or any successor corporation). The equity interest shall be divided among all Stockholder(s) based upon their total Percentage Interest.

     3.9 CONTRACTS WITH RELATED PARTIES. Except for those agreements described herein, neither the Project Manager, nor the Company shall knowingly enter into any agreement or other arrangement for the furnishing to or by the Company of goods or services with any Affiliates of either Stockholder unless such agreement or arrangement has been fully approved by the Stockholder after the relationship or affiliation has been fully disclosed in writing. Further, unless unanimously agreed otherwise by the Stockholders, neither the Company nor Harvey's shall be permitted to do business directly or indirectly with Rank, P.L.C., or Planet Hollywood.

     3.10 OTHER BUSINESS ACTIVITIES. Each of the Stockholders understands that the other Stockholder(s) or its Affiliates may be interested, directly or indirectly, in various other businesses or undertakings not included in the business of the Company. The Stockholders hereby agree that the creation of the Company shall not affect their rights (or the rights of their Affiliates) to have such other interests and activities and to receive profits or compensation therefrom. Each Stockholder waives any rights to share or participate in such other existing interests or activities of the other Stockholder(s) or its Affiliates, except as provided for herein. The Stockholders may engage in or possess any interest in any other business venture of any nature or description, independently or with others, and neither the Company nor the other Stockholders shall have any right by virtue of this Agreement in and to such business venture of the income or profits derived therefrom, with the exception of the rights of Harvey's to participate in future projects as described in Section 3.3.

     3.11 TRANSFER TO TRUST. In the event the Company and Harvey's (as Project Manager) receive all necessary licenses and permits to commence Project operations before Morton or Lily Pond qualify for final Nevada Gaming Authorities' approval, the Stockholders agree to set aside in trust or by such other arrangement as may be mutually acceptable to the Stockholders and the Nevada Gaming Authorities any and all rights and interests the Stockholders may have in the Company and the Project until all necessary licenses and permits have been issued.

                                  ARTICLE IV

                          SALE, TRANSFER OR MORTGAGE

     4.1  RESTRICTION ON TRANSFER. Except as expressly permitted in Section
4.2 below, no Stockholder (the "Transferring Stockholder") shall sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a "transfer"), any part or all of its Shares.

     4.2  PERMITTED TRANSFERS. Notwithstanding the restrictions set forth in
Section 4.1 above, the following transfers shall be permitted, subject to the provisions of this Article IV:

          (a) Transfer of a Stockholder's Class A Stock or Class B Stock to the Company.

          (b) Transfer of Class A Stock or Class B Stock between Harvey's, Morton or Lily Pond.

          (c) Transfer by Lily Pond of its Shares to (i) Morton's spouse, lineal descendants or his spouse's lineal descendants; (ii) to an affiliate of Morton which Morton controls directly or indirectly by virtue of having ownership of fifty percent (50%) or more of voting equity interests in the entity, partnership interests in a partnership, general partnership interests in a limited partnership, or voting or economic interests of any other type of entity; (iii) Morton's personal representative appointed in the event of his disability; or (iv) to a revocable living trust for the benefit of Morton and/or any of the parties described in (i) or (ii) above to the extent allowed by law. The trustee of any such trust shall hold an equity interest of the Company subject to the provisions of this Agreement. In the event of a transfer or transfers to any such party or parties set forth above, the transferee(s) shall be subject to the identical rights and restrictions of transfer as Morton, as if Morton has retained such interest;

          (d) Except as provided above, the transfer of the Class A Stock by Lily Pond or Harvey's to a third party, provided that Lily Pond or Harvey's promptly notifies the other in writing of the terms of such transfer, and the non-transferring party shall have the right and option, exercisable within thirty (30) days after receipt of such written notification to send written notice to the other that it intends to purchase the interest to be conveyed by the transferring party on the same terms and conditions offered by the thirty party transferee. The written notification of the transferring party to the non-transferring party shall include (i) the name, address, and taxpayer identification number of the proposed transferee; (ii) the amount of Class A Stock to be transferred; (iii) the amount, type, and terms of consideration for such transfer (iv) the qualifications and licensing of the proposed transferee, if any; and (v) a copy of a true and correct offer, signed by the proposed transferee. Notwithstanding the foregoing to the contrary, such right of first refusal of Harvey's shall terminate at such time as Harvey's disposes of its Shares;

          (e) Transfer by Harvey's of its Shares to an affiliate, which Harvey's controls directly or indirectly by virtue of having ownership of fifty percent (50%) or more of voting equity interests in the entity, partnership interests in a partnership, general partnership interests in a limited partnership, or voting or economic interests of any other type of entity; and

          (f) Transfer of Class B Stock to any third party, whether or not an original or existing Stockholder of the Company.

     4.3 RESTRAINING ORDER. In the event that any Stockholder shall at any time transfer or attempt to transfer its Shares in violation of the provisions of this Agreement and any rights hereby granted, then any other Stockholder shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such transfer and the offending Stockholder shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Agreement.

     4.4 GAMING COMMISSION APPROVAL. Notwithstanding any other provision of this Article IV, no sale, assignment, transfer, pledge or other disposition of any interest in the Company shall be permitted, if the Company holds a Nevada State gaming license, unless approved in advance by the applicable Nevada Gaming Authorities. Every transferee of Shares must be individually licensed as required by the Nevada Gaming Authorities, as long as the Company is subject to its jurisdiction. Furthermore, all persons required by applicable gaming law or regulations who are required to be licensed or found suitable for licensing shall timely submit all applications and other information required for such licensing or approval.

     4.5 PUBLIC OFFERINGS. Notwithstanding anything contained herein to the contrary, any Stockholder may, at any time, engage in a public offering of equity ownership of such entity which holds the Shares or other transfer of equity ownership in the Stockholders without triggering a default under this Agreement or the application of this Article IV regarding restrictions on transfer subject, in all events, to compliance with Section 4.4 above. Any such transfer may be made without the consent of any other Stockholder. If Harvey's engages in a public offering, Lily Pond shall have the right to review any "Hard Rock" material used by Harvey's in its prospectus, "road show," or annual securities reporting obligations. The determination as to whether the Company may make a public offering of equity ownership shall be made in the sole discretion of Lily Pond and, in the event Lily Pond decides to take the Company public, Harvey's shall support such decision and do all things reasonably necessary to effectuate a public offering including without limitation, an amendment of the Articles of Incorporation deleting the preemptive rights.

     4.6 TERMINATION OF OBLIGATIONS. As of the effective date of any transfer not prohibited hereunder by a Stockholder of its of its Shares in the Company, such Stockholder's rights and obligations hereunder shall terminate except as to items accrued as of such date and except as to any indemnity obligations of such Stockholder attributable to acts or events occurring prior to such date. Thereupon, except as limited by the preceding sentence, this Agreement shall terminate as to the transferring Stockholder, but shall remain in effect as to the remaining Stockholders, provided there are at least two (2) remaining Stockholders.

     4.7 AGREEMENTS WITH TRANSFEREES. In the event that pursuant to the provisions of this Article IV, any Stockholder (the "Transferor") shall transfer its Shares to any person or entity other than any remaining Stockholder ("Transferee"), no such transfer shall be made or shall be effective to make such Transferee a Stockholder or entitle such Stockholder to any benefits or rights hereunder until the proposed Transferee agrees in writing to assume and be bound by all the obligations of the Transferor and be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement, the Management Agreement, Supervisory Agreement and any further agreement with respect to the Project contemplated by this Agreement to which the Transferor is then subject or is then required to be a party. In the event a Stockholder's Shares are transferred by operation of law and the Transferee fails to sign such a writing within ninety (90) days of the date it is determined such transfer has been made, such failure shall entitle the other Stockholder(s) (i) to treat such failure as an Event of Default under this Agreement, or (ii) if the Stockholder(s) elects not to treat such failure to sign as an Event of Default hereunder, nonetheless to invoke the dissolution procedures as set forth in Article VII hereof or the appraisal as set forth in Article VIII hereof, and in such event, such Transferee shall be treated in the same manner as a "Defaulting Stockholder" under Section 7.3. Except as provided in Section 4.2 above, in no event may a Transferee become a Stockholder, or have the right to participate in the business and affairs of the Company, except with the unanimous written consent of the remaining Stockholder(s)

                                   ARTICLE V

                 ADDITIONAL CAPITAL CONTRIBUTIONS AND DIVIDENDS

     5.1  ADDITIONAL CAPITAL CONTRIBUTIONS.

          5.1.1 GENERAL. To the extent the Company requires funds in addition to the capital contributions provided for above in Section 2.1, and any loan or other third party financing unanimously approved by the Directors pursuant to Section 2.9, the Stockholder's agree to make Additional Capital Contributions from time to time in such amounts as are sufficient to enable the Company to carry out the purposes of this Agreement upon the unanimous consent of the Stockholders, in return for the issuance of additional Class B Stock by the Company to the contributing Stockholders. Any such Additional Capital Contributions shall be made in proportion to the total Percentage Interest in the Company unless agreed otherwise by the unanimous consent of the Stockholders.

          5.1.2 NOTICE BY COMPANY. If Additional Capital Contributions are required to be made pursuant to this Section 5.1, the Company shall give notice to each Stockholder, in the manner provided in Section 9.2. Any such notice shall specify the amount and purpose of such Additional Capital Contributions. The Stockholders shall, within thirty (30) days after receipt of such notice from the Company, deposit the Additional Capital Contribution required by such notice in the Company's bank account(s).

          5.1.3  CONTRIBUTION LOANS.

               (a) In the event any Stockholder fails to make an Additional Capital Contribution within the time specified, each other Stockholder shall have the right, but shall have no obligation whatsoever, to advance directly to the Company the funds required as a loan to the other Stockholder ("Contribution Loan").

               (b) In the event such other Stockholder(s) does not elect to advance the full amount of the additional funds required as a Contribution Loan, then such other Stockholder(s) shall be entitled to treat the failure to make the Additional Capital Contribution as an Event of Default, or, alternatively, may pursue the remedies as set forth in subsection 5.1.4.

          5.1.4 REPAYMENT THROUGH DISTRIBUTIONS. In the event a Stockholder elect to make a Contribution Loan, then the Contribution Loan shall bear interest at a rate equal to the grater of (a) the prime rate in effect from time to time at

First Interstate Bank of Nevada, N.A., plus three (3) percentage points, or
(b) eighteen percent (18%) and, except as set forth in subsection 5.1.5, shall be repaid out of any subsequent distributions made pursuant to this Agreement to which the noncontributing Stockholder would otherwise be entitled, which amounts shall be applied first to interest and then to principal, until the Contribution Loan is paid in full. Repayment of the Contribution Loan shall be secured by the noncontributing Stockholder's Shares, and each noncontributing Stockholder hereby grants a security interest in its Shares to the Stockholder(s) making the Contribution Loan and appoints such Stockholder(s), and any of its agents, officers or employees, as its attorneys-in-fact with full power and authority to prepare and execute any documents, instruments and agreements, including but not limited to, any Note evidencing the Contribution Loan, and such Uniform Commercial Code financing and continuation statements, and other security instruments as may be appropriate to perfect and continue such security interest.

          5.1.5 REMEDIES. In the event any Contribution Loan has not been repaid in full within ninety (90) days after the date the Contribution Loan is made, then, in addition to any other rights or remedies available to the Stockholder at law or in equity, at any time thereafter, the Stockholder may elect to proceed under subparagraph (a) or (b) below.

               (a) Upon thirty (30) days' prior written notice to the noncontributing Stockholder, the Stockholder may elect to treat the outstanding principal balance of the Contribution Loan (excluding accrued interest) as a contribution to capital, and the Class B Stock Percentage Interest of each Stockholder shall thereupon be recalculated (except that any such recalculation shall not otherwise impair or affect the Class A Stock Percentage Interest of each Stockholder which shall remain unchanged) as of the effective date of the notice of such election (the "Computation Date"), as follows:

                    (i) The numerator of each Stockholder's Class B Stock Percentage interest shall equal the sum of the fair market value of the at Stockholder's Shares as determined pursuant to subsection 5.1.5(c) and the amount, if any, of that Stockholder's Additional Capital Contribution; and

                    (ii) the denominator of each Stockholder's Class B Stock Percentage Interest shall equal the sum of all of the amounts determined for each Stockholder pursuant to subsection 5.1.5(c) and all Additional Capital Contributions;

               (b) The Stockholders may elect to make written demand upon the noncontributing Stockholder for payment in full of the Contribution Loan, including accrued interest attributable to the Contribution Loan. Upon failure to pay the

Contribution Loan and interest in full upon demand, the Stockholder may elect
(i) to treat such failure to pay as an Event of Default as provided in
Section 7.1 hereof, or (ii) to enforce its security interest in the noncontributing Stockholder's Class B Stock.

               (c) the fair market value of each Stockholder's Class B Stock for purposes of subsection 5.1.5 (a) immediately prior to the date the Additional Capital Contribution is made to the Company, shall be equal to (i) the Net Fair Market Value of the Company as of the close of the calendar month in which the Additional Capital Contribution occurred, multiplied by
(ii) such Stockholder's Class B Stock Percentage Interest. For purposes of
Section 8.1, to arrive at the value of such assets, the Stockholders shall attempt in good faith to reach agreement as to the value of such assets. If, within a period of fifty (50) days after the date of the Additional Capital Contribution (or such later date as is agreed to between the Stockholders) an agreement has not been reached with respect to the value of such assets, then the Stockholders shall select, and pay for, an appraisal of such assets, pursuant to the provisions set forth in Section 8.2, and the value of such assets shall be based upon such appraisal.

               (d) In exercising its rights under this subsection 5.1.5, the Stockholder shall be entitled to transfer to or encumber in favor of a third party, without complying with the provisions of Article IV or other provisions of this Agreement, a portion of such Stockholder's Class B Stock in the Company in order to finance the Contribution Loan, but such third party shall have no right to become admitted as a Stockholder with voting rights under any circumstances.

               (e) Until the Stockholder has elected to proceed under subparagraph (a) or (b) above or has elected to pursue any other remedy available to it at law or in equity, the Contribution Loan shall remain in place and shall bear interest and be repaid as provided in subsections 5.1.4 above. The rights of the Stockholders under subparagraph (a) or (b) above shall be mutually exclusive, and by electing to proceed under subparagraph
(a) or (b) above a Stockholder shall waive its rights to proceed under the subparagraph not so elected as to that particular Contribution Loan.

          5.1.6 NO THIRD PARTY RIGHTS. The rights of the Company or the Stockholders to require any contributions or payments under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any party not a party to this Agreement, including, but not limited to, any holder of an obligation secured by a mortgage, deed of trust, security interest or other lien or encumbrance upon or affecting the Company or any interest of a Stockholder therein or the Property or Improvements or the Project, or any part thereof or interest therein.

     5.2  INTEREST ON CAPITAL.

          5.2.1 No Stockholder shall be entitled to interest on its capital contributions, except for those Contribution Loans as described under subsection 5.1.3.

          5.2.2 Except as provided in subsection 5.1.3 with respect to the payment of interest on a Contribution Loan, interest earned on Company funds shall inure solely to the benefit of the Company, and no other interest shall be paid upon any contributions or advances to the capital of the Company nor upon any undistributed or reinvested income or profits of the Company.

     5.3 DIVIDENDS. The Board of Directors may, from time to time in their sole discretion make a distribution of dividends to the Stockholders.

                                  ARTICLE VI

                        ACCOUNTING AND TAX PREPARATION

     6.1  BOOKS AND RECORDS.

          6.1.1 GENERAL. The Company shall maintain the books and records of the Company, including the information and records required pursuant to N.R.S. Chapter 78 and the gaming statutes and regulations, or any amended or successor regulations, at the principal place of business of the Company, including, without limitation, the following:

                    (a) A current list of the full name and last known business, residence or mailing address of each Stockholder, both past and present;

                    (b) A copy of the filed Articles of Incorporation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

                    (c) Copies of the Company's federal, state and local income tax returns and reports, if any, for the three (3) most recent years;

                    (d) Copies of any currently effective written operating agreements and of any financial statements of the Company for the three (3) most recent years; and

                    (e) Other books and records normally kept in the ordinary course of business.

          6.1.2 ACCOUNTING BASIS. The Company shall have its books of account and other financial and accounting records maintained on the accrual basis.

          6.1.3 INFORMATION TO STOCKHOLDER. Each Stockholder shall be entitled to any additional information necessary for the Stockholder to adjust its financial basis statement to a tax basis as the Stockholder's individual needs may dictate.

     6.2 RIGHTS OF INSPECTION. Each Stockholder, or its authorized representative, shall have the right to inspect, examine and copy, at its own expenses and during normal business hours, the books, records and files of the Company. All such books, records and files, including that information described in Section 6.1, shall be available for inspection by the applicable Nevada Gaming Authorities, and their authorized agents, at all reasonable times and without notice.

     6.3 FISCAL YEAR. The fiscal year of the Company shall end on November 30 of each year.

     6.4 AUDIT. The Company shall engage as independent auditors for the Company a nationally recognized Big 6 accounting firm of independent certified public accountants, with expertise in gaming. Such independent auditors shall be determined in the sole discretion of Lily Pond and each Stockholder shall vote their Shares accordingly. The independent auditors shall at the end of each fiscal year (a) audit the records and accounts of the Company, (b) render their opinion on the statement of financial condition of the Company as of the end of each fiscal year and of the results of its operations, the changes in its financial, condition and its income and new cash flow for each fiscal year, (c) render their opinion on the annual net cash flow computations, and (d) prepare and file all necessary reports as required by the Nevada Gaming Authorities.

     6.5 BANK ACCOUNTS. Funds of the Company shall be deposited in an account or accounts of a type, in form and name and in a bank or banks approved by the Board of Directors. Withdrawals from bank accounts shall be made by the Project Manager and such parties as may be approved by the Stockholders.

     6.6 OTHER ACCOUNTING DECISIONS. All accounting decisions for the Company (other than those specifically provided for in this Agreement or the Management Agreement) shall be approved by the Board of Directors.

     6.7 PREPARATION OF TAX RETURNS. Federal, state and local income tax returns of the Company shall be prepared under the direction of the Project Manager, reviewed by the independent auditors, and approved by the Board of Directors. Copies of all tax returns of the Company shall be furnished for review and approval at least ten (10) days prior to the statutory date for filing, including extensions thereof, if any. If the Board of

Directors shall fail to approve any such return, applications for extension of time to file shall be timely filed by the Company.

     6.8 TAX DECISIONS NOT SPECIFIED. Tax decisions and elections for the Company not provided for herein must be approved by the Board of Directors.

                                  ARTICLE VII

                            DEFAULT AND DISSOLUTION

     7.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder on the part of the Stockholder ("Defaulting Stockholder") with respect to whom such event occurs if within thirty (30) days following notice of such default from the other Stockholder (ten (10) days if the default is due solely to the nonpayment of monies), the Defaulting Stockholder fails to pay such monies, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default for a period not to exceed ninety (90) days; PROVIDED, HOWEVER, that the occurrence of any of the events described in subparagraphs (b) and (c) below shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time except as specifically set forth in any such subparagraph.

                    (a) The failure by a Stockholder to make any Additional Capital Contribution to the Company as required pursuant to the provisions of
Section 5.1 unless any other Stockholder(s) elects to make a Contribution
Loan.

                    (b) The violation by a Stockholder of any of the restrictions set forth in Article IV of this Agreement regarding the right of a Stockholder to transfer its interest in the Company;

                    (c) Notification of the Company by the Nevada Gaming Commission that a Stockholder is unsuitable to hold an interest in the Company or unable to perform the duties required of them in the Management Agreement;

                    (d) Default in performance of or failure to comply with any other agreements, obligations or undertakings of a Stockholder herein contained; and

                    (e) Any other matter specifically deemed an Event of Default hereunder.

     7.2 CAUSES OF DISSOLUTION. The Company shall be dissolved in the event all of the Stockholders mutually agree in writing to dissolve the Company.

     7.3  ELECTION OF NON-DEFAULTING STOCKHOLDER.

          7.3.1 PURCHASE OF INTEREST. Upon the occurrence of an Event of Default by a Stockholder ("Defaulting Stockholder"), the non-Defaulting Stockholder ("Non-Defaulting Stockholder") shall have the right to acquire the Shares of the Defaulting Stockholder for cash, except as provided in subsection 7.3.2 hereof, at a price determined pursuant to the appraisal procedure set forth in Article VIII. In furtherance of such right, the Non-Defaulting Stockholder may notify the Defaulting Stockholder at any time following an Event of Default of its election to institute the appraisal procedure set forth in Article VIII. Within fifteen (15) days of receipt of notice of determination of the net fair market value of the Company, the Non-Defaulting Stockholder may notify the Defaulting Stockholder of its election to purchase the interest of the Defaulting stockholder.

          7.3.2 CLOSING. Closing of the purchase shall take place as agreed to between the parties; PROVIDED, HOWEVER, that upon the closing of such purchase the Non-Defaulting Stockholder may elect to offset against the purchase price the amount of any loss, damage or injury, the amount of which has been established by a final non-appealable judgment, caused to it by the default of the Defaulting Stockholder.

          7.3.3 UNSUITABILITY. Notwithstanding any other provision of this Section 7.3, if the Event of Default occurs pursuant to subsection 7.1(c), then the Company, within ten (10) days within which it receives notice from the Nevada Gaming Authorities as to the unsuitability of a Stockholder, shall return to that Stockholder, in cash, the amount of that Stockholder's capital contribution, [which in the case of cash contributions will be the amount of such contribution, and in the case of a property contribution will be the fair market value of such property at the time of contribution]. Beginning on the date upon which the Company is served with notice by the Navada Gaming Authorities of a determination of the unsuitability of the Stockholder, it shall be unlawful for the unsuitable
Stockholder:

               (a) To receive any share of the dividends or other distributions of profits of the Company or any payments upon dissolution of the Company;

               (b)  To exercise any voting rights conferred by the Class A
Stock;

               (c)  To participate in the management of the Company; or

               (d) To receive any remuneration in any form from the Company for services rendered or otherwise.

     7.4 DISPOSITION OF DOCUMENTS AND RECORDS. All documents and records of the Company, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to Harvey's upon dissolution of the Company, with a copy of all documents to Lily Pond upon Lily Pond's request and at Lily Pond's expense. Unless otherwise approved by any other Stockholder, Harvey's shall retain such documents and records for a period of not less than seven (7) years at its principal place of business, and shall make such documents and records available during normal business hours to the other Stockholders for inspection and copying at the other Stockholder's cost and expense.

                                 ARTICLE VIII

                                   APPRAISAL

     8.1 GENERAL. Other than as provided for specifically in this Agreement, whenever this Agreement expressly provides for the valuation of an interest in the Company to be purchased or sold, the value of such interest in the Company shall be determined as follows: The parties shall first attempt to agree upon the "net fair market value" of the Company. The "net fair market value" of the Company shall mean the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all tangible and intangible assets of the Company in excess of the financing and any other liabilities then encumbering the Company assets. Such valuation is to be made on the assumption that such assets of the Company are subject to any agreements, including, without limitation, leases, management, supervisory and service agreements then in effect, except this Agreement. A sophisticated purchaser shall be one who would take into account the nature, extent, maturity date, and other terms of the liabilities of the Company, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering the Project or other Company assets, and the prospects that the income from the Project would be sufficient to satisfy such liabilities when due, excluding any liability under any financing already taken into account. The "net fair market value" of a Stockholder's Shares shall mean the amount such Stockholder would receive if the Company were sold for such net fair market value and the proceeds distributed in liquidation in accordance with N.R.S. Chapter 78.

     8.2 APPRAISAL PROCEDURE. In the event the Stockholders are unable to mutually agree upon the net fair market value of the Company within thirty
(30) days of the date the appraisal procedure of this Article VIII is instituted as provided in this Agreement, the Stockholders shall then attempt to agree upon the appointment of an appraiser who shall be a member of the American Institute of Real Estate Appraisers within seventy-five (75) days of the date the appraisal procedure is instituted as provided in this Agreement, then a petition may be made by any

Stockholder to the presiding judge of the Eighth Judicial District, County of Clark, State of Nevada, for such selection. Each Stockholder shall have the right to submit the names of two (2) appraisers so qualified and the judge shall select the appraiser from the names so submitted. The appraiser so selected shall furnish the Stockholders and the certified public accountants for the Company with a written appraisal within ninety (90) days of his or her selection, setting forth his determination of the net fair market value of the Project and other tangible and intangible assets owned by the Company as of the date of the application to the District Court. Such appraisal shall assume that the Project shall be the highest and best use of the Property. Determination of the appraiser shall be final and binding on the Stockholders. The cost of the appraisal shall be an expense of the Company.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 COMPLETE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the Lily Pond, Morton and Harvey's and supersedes all agreements, letters of intent, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and neither party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement, the exhibits hereto, or any other agreement referred to herein. This Agreement may not be amended, altered or modified except by a writing signed and approved by both the Lily Pond and Harvey's.

     9.2  NOTICES.

          9.2.1 ADDRESSES. All notices under this Agreement shall be in writing and shall be delivered by personal service, reputable overnight courier, or by certified or registered mail, postage prepaid, return receipt requested, to the Stockholders at the addresses herein set forth and to the Company at its principal place of business.

          The addresses for notices are as follows:

HARVEY'S:                                LILY POND:

HARVEY'S WAGON WHEEL, INC.               LILY POND INVESTMENTS, INC.
P.O. Box 128                             a Nevada corporation
Highway 50                               510 North Robertson Boulevard
Stateline, Nevada 89449                  Los Angeles, California 90048
Attention:  President/
     Chief Executive Officer
with copies to:                                  with copies to:

SCARPELLO & ALLING                               GORDON & SILVER, LTD.
P.O. Box 3390                                    3800 Howard Hughes Parkway
276 Kingsbury Grade                              Fourteenth Floor
Suite 2000                                       Las Vegas, Nevada  89109
Stateline, Nevada  89449-3390

                                                 and to:

                                                 Jeffrey T. Leeds
                                                 LEEDS GROUP, INC.
                                                 230 Park Avenue, Suite 1440
                                                 New York, New York  10169

          9.2.2 NOTICE EFFECTIVE DATE. All notices, demands and requests shall be effective upon being deposited with any reputable overnight courier or in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt of the return receipt of the notice, demand or request by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided in subsection 9.2.3 shall be deemed to be receipt of the notice, demand or request sent.

          9.2.3  CHANGES.  By giving to the other parties at least thirty
(30) day's written notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change of their respective addresses for notice and each shall have the right to specify as its address for notices any other address within the United States of America.

     9.3 ATTORNEY FEES. Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of its property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorney fees and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

     9.4 VALIDITY. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

     9.5 SURVIVAL OF RIGHTS. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, executors, legal representatives and permitted successors and assigns.

     9.6 GOVERNING LAW AND VENUE. This Agreement has been entered into in the State of Nevada and all questions with respect to this Agreement and the rights of the parties hereto shall be governed by the laws of the State of Nevada. The parties agree that venue for any action related to this Agreement shall be in any state or federal court in Clark County, Nevada having jurisdiction.

     9.7 WAIVER. No consent or waiver, express or implied, by a Stockholder to or of any breach or default by the other Stockholder in the performance by such other Stockholder of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Stockholder of the same or any other obligations of such other Stockholder hereunder. Failure on the part of a Stockholder to complain of any act or failure to act of the other Stockholder or to declare the other Stockholder in default, irrespective of how long such failure continues, shall not constitute a waiver by such Stockholder of its rights hereunder. The giving of consent by a Stockholder in any one instance shall not limit or waive the necessity to obtain such consent in any future instance.

     9.8 REMEDIES IN EQUITY. The rights and remedies of either of the Stockholders hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Stockholders confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention of this Section 9.8 to make clear the agreement of the Stockholders that the respective rights and obligations of the Stockholders hereunder shall be enforceable in equity as well as at law or otherwise.

     9.9 TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles, Sections and Subsections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. The use herein of the word "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation," or "but not limited to," or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

     9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

     9.11 SURVIVAL OF INDEMNITY OBLIGATIONS, EXCLUSIVE RIGHTS, AND REPRESENTATIONS AND WARRANTIES. Any and all indemnity obligations of either party hereto shall survive any termination of the Company or this Agreement. The representations and warranties as set forth in Section 3.6 shall survive until all applicable statutes of limitation have expired.

     9.12 FEES AND COMMISSIONS. Each Stockholder hereby represents and warrants that as of the date of this Agreement there are no known claims for brokerage or other commissions or finder's or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on actions, arrangements or agreements taken or made by or on its behalf, and each Stockholder hereby agrees to indemnify and hold harmless the other Stockholder from and against any liabilities, costs, damages, and expenses from any party making any such claims through such Stockholder.

     9.13 FURTHER ASSURANCES. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

     9.14 REIMBURSEMENT OF EXPENSES. Lily Pond and Harvey's shall each pay all of their own costs, including attorney fees, in connection with the formation of the Company and legal representation in connection with the transactions contemplated by this Agreement. Notwithstanding the above, the Company reserves the right to reimburse the Stockholders for expenses incurred for the benefit of the Company, in the discretion of the Company as determined by the Directors. This Agreement shall not be deemed to create a general partnership between the Stockholders with respect to any activities.

     9.15 SEVERABILITY. The provisions of this Agreement are severable. If any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable, shall, nevertheless, be binding and enforceable.

     9.16 SPOUSAL CONSENTS. Any natural person to whose benefit this Agreement may now or hereafter inure shall obtain the acknowledgment and consent of his spouse, whether such party is now married or marries or remarries hereafter, in the form attached hereto following the signature page.

     9.17 RESTRICTIONS TO RUN WITH SHARES. The covenants, conditions and restrictions herein shall be and constitute covenants, conditions and restrictions running with all Shares now or hereafter owned by any stockholder at any time, directly or indirectly, whether the same have been issued or not, and none of the Shares shall be sold, assigned, transferred, encumbered, pledged, Bypothecated, given as a gift or otherwise disposed of or alienated in any way by any person except in accordance with this Agreement. The parties agree that stop order instructions prohibiting transfer of certificates for Shares will be issued and filed by the Company on its records or with the Company's transfer agent to prevent any disposition otherwise than strictly in accordance with this Agreement and agree to cause the officers of the Company to refuse to record on the books of the Company any assignments or transfers made or attempted to be made except in accordance with this Agreement and to cause said officers to refuse to cancel certificates, or issue or deliver new certificates therefor, where the purchaser, assignee, pledgee, donee or other transferee has acquired certificates or any shares represented thereby otherwise strictly in accordance with this Agreement. Any person who acquires any Shares or any interest therein shall hold such Shares or interest subject to this Agreement and shall be deemed to be a Stockholder for all purposes of this Agreement.

     9.18 ADDITIONAL STOCKHOLDERS. If the Company shall at a future time desire to issue or reissue Shares to any person or firm (including any Stockholder's), all such issues shall become parties to this Agreement and their spouses shall acknowledge and consent thereto as provided in Section 9.16), with respect to such Shares by executing a writing agreeing to be bound hereby.

     9.19 TERMINATION. This Agreement shall terminate on the earliest of (i) the written agreement of the Company and of all Shareholders owning voting stock of the Company, or (ii) the dissolution, bankruptcy, insolvency, or receivership of the Company

     IN WITNESS WHEREOF, the Stockholders have executed this Agreement as of the date and year first above set forth.


HARVEY'S:                                   LILY POND:
HARVEY'S WAGON WHEEL, INC. a                LILY POND INVESTMENTS, INC.
Nevada corporation                          a Nevada corporation

By: /s/ Richard Kudrna                      By: /s/ Peter A. Morton
   -----------------------------               -------------------------------
   RICHARD KUDRNA, SR.                          PETER A. MORTON, President
   Chairman of the Board

By: /s/ William B. Ledbetter                    /s/ Peter A. Morton
   -----------------------------               -------------------------------
    WILLIAM LEDBETTER, President               PETER A. MORTON, individually
                                               as to Sections 3.3 and 3.6.2
                                               and any other provision of
By: /s/ Beverlee Ledbetter                     this Agreement pertaining
   -----------------------------               specifically to Morton
   BEVERLEE LEDBETTER, Secretary

                                            COMPANY:

                                            HARD ROCK HOTEL, INC., a
                                            Nevada Corporation

                                            By: /s/ Peter A. Morton
                                               -------------------------------
                                               PETER A. MORTON, President

                                            By: /s/ Tom Yturbide
                                               -------------------------------
                                               TOM YTURBIDE, Secretary

                                      -29-

                                 SPOUSAL CONSENT

     The undersigned hereby consent to the terms and provisions of the foregoing Agreement and agree to be bound thereby.

------------------------------------    -----------------------------------

------------------------------------    -----------------------------------

                            EXHIBIT "A"



                      ARTICLES OF INCORPORATION

                            EXHIBIT "B"



                              BY-LAWS

                             EXHIBIT "C"



                         MANAGEMENT AGREEMENT

                              EXHIBIT "D"



                          SUBLICENSE AGREEMENT

                             EXHIBIT "D-1"



                   ASSIGNMENT AND ASSUMPTION AGREEMENT

                               EXHIBIT "E"



                          SUPERVISORY AGREEMENT

                                EXHIBIT "F"



                    MATERIAL CONTRACT DISCLOSURE SCHEDULE



Reference: 1.8.3 SCHEDULES AND INFORMATION PROVIDED: (a) Each material contract agreement or understanding whether written or oral between either Stockholder and any third party, relating to the Property and the Project, including those entered into prior to this Agreement, and which may have expired.

      1. Agreement between and among Hard Rock Cafe, Peter A. Morton, and Gerald Garapich & Associates, on or about___________, 1991, covering Mr. Garapich's provision of certain design, development and approval consulting services on the Project. (See also attached list of Project Consultants, provided by Gerald Garapich & Associates to Harvey's Wagon Wheel, Inc. in February 1993.)

      2. Construction and Term Senior Bank Financing Commitment Letter from First Interstate Bank of Nevada, N.A., to Hard Rock Hotel & Casino, Inc. (c/o Promus Companies), dated September 15, 1992.

      3. DRAFT Construction and Term Senior Bank Financing Commitment Letter from First Interstate Bank of Nevada, N.A., to Hard Rock Hotel [& Casino, Inc.], LLC, (c/o Harvey's Wagon Wheel, Inc.), dated July 27, 1993.

      4. Hard Rock Hotel & Casino Private Placement Memorandum, prepared by Donaldson Lufkin & Jenrette, and dated June 1991.

      5. Management Agreement between Hard Rock Hotel & Casino, L.P. and Harrah's, Inc., dated November 6, 1990.

      6. Financing Proposal/Package, dated June 1993 and revised July 15, 1993, presented by Project developers and Stockholders to First Interstate Bank of Nevada, N.A., in support of financing activities and commitments (see # 3 above), and to officers, executives and financial associates of Stockholders. (Ninety (90) original packages traced by numbers 1 through 90.)

      7. Fair Market value appraisal on Harvey's Resort Hotel/Casino at Lake Tahoe, dated July 19, 1993, and completed by Timothy R. Morse and Associates in support of financing activities of the Stockholders. (See # 3 above.)

      8. Fair market value appraisal on Hard Rock Hotel (and Casino) in Las Vegas, dated July 30, 1993, and completed by Burke Hanson, Inc. in support of financing activities of the Stockholders. (See # 3 above.)

      9. Preliminary Title Report of Nevada Title Company, dated October 7, 1992 on the property, in which title is currently held by Red, White & Blue Pictures, Inc. with copies of title exceptions, the most notable being a Parking Easement in favor of Hard Rock Cafe and a Trust Deed in favor of Security Pacific National Bank.

     10. Engagement letter for financial services between Donaldson Lufkin & Jenrette and Hard Rock Hotel & Casino, Inc., dated July 18, 1991.

     11. Sales agency letter regarding financial services rendered between Donaldson Lufkin & Jenrette and Hard Rock Hotel & Casino, Inc., dated July 1, 1991.

     12. Ancillary agreements, referenced herein, will be executed concurrently with this Agreement and will be incorporated by reference with this Agreement and as Exhibits to the Management Agreement (2.2.1.):
Sub-Licensing Agreement (1.1.4.); and Supervisory Agreement (Recital G).

                                  EXHIBIT "G"

                     PROJECT APPROVAL DISCLOSURE SCHEDULE

Reference: 1.8.3. SCHEDULES AND INFORMATION PROVIDED: (b) Each permit, license or other evidence of approval in connection with the Project, or any predecessor.

     1. Blueline copies (two sets) of existing construction drawings, provided by Gerald Garapich & Associates.

     2. Color copies of renderings, site plan, floor plan, design concepts, memorabilia and aerial photograph of neighborhood, contained in original Private Placement Memorandum by Donaldson Lufkin & Jenrette, dated June 1991.

     3. Hard Rock Hotel & Casino internal construction and pre- opening budget, dated November 4, 1992.

     4. Hard Rock Hotel & Casino Cost Estimate Proposal, submitted to Harvey's Wagon Wheel, Inc. by Sundt Corporation, dated May 24, 1993.

     5. Private report prepared by Gerald Garapich & Associates for Harvey's Wagon Wheel, Inc., dated February 1993, and detailing status of agency approvals and contract documents for the Project, including but not limited to: local and Clark County planning and zoning agencies; McCarran Airport and Federal Aviation authorities; and local and regional utility and transportation districts. [See also attached list of Project approvals and documents, provided by Gerald Garapich & Associates to Harvey's Wagon Wheel, Inc. in February 1993.]

                                  EXHIBIT "H"

                     LITIGATION AND OTHER CLAIM DISCLOSURE

Reference: 1.8.3. SCHEDULES AND INFORMATION PROVIDED; (c) Each claim or proceeding now pending, or to the knowledge of either Stockholder, threatened against, or in any way involving the Project, or any predecessor, the Hotel Brand or the Property.

     1. Settlement Agreement, dated May 23, 1985 between and among Isaac Tigrett, Tigrett Affiliates, Peter A. Morton and Morton Affiliates, referencing MORTON VS M.L. INTERNATIONAL, LTD., ETC. ET AL USDC, case No. 83-1086, together with exhibits, including but not limited to Exhibit H-2, License Agreement between Hard Rock Cafe Licensing Corporation and Morton, dated May 23, 1985.

     2. KOAR, INC. AND KOAR-LAS VEGAS, L.P. VS PETER MORTON, HARD ROCK HOTEL & CASINO INVESTORS LIMITED PARTNERSHIP AND HARD ROCK CAFE AND HOTEL I, INC., case No. BC 050 781: This action was filed in Los Angeles Superior Court on March 13, 1992. The operative facts are set out in a Fifth Amended Complaint ("Complaint") filed on March 4, 1993. The Complaint alleges that
(1) In November 1990, Koar, Inc. formed a California limited partnership designated Koar-Las Vegas, L.P. (2) Pursuant to the terms of the Partnership, Koar-Las Vegas, L.P., had a sixteen and two-thirds percent (16.667%) interest in the Partnership. (3) The remainder of the Partnership was owned by Hard Rock Cafe & Hotel I, Inc. (4) Plaintiffs expended ."..effort, time and money..." to fulfill the purpose of the Partnership Agreement which
 ."..effort, time and Money..." were not reimbursed. Morton disputes these allegations. Based upon these facts, Plaintiffs filed for instant action seeking: (1) An accounting between Defendants and Plaintiffs; (2) A judgment for breach of oral contract or unjust enrichment in the sum of Three hundred Seventeen Thousand, Four Hundred Twenty-Two Dollars and Sixty-Eight Cents ($317,422.68); (3) Alternatively, a judgment for the reasonable value of Plaintiffs' services (quantum merit); and (4) Damages for the alleged wrongful dissolution of the Partnership in violation of California Corporations Code Section 15038. (The Court assigned to this matter has previously determined that Defendants had the unfettered right to terminate the Partnership. Consequently, this Cause of Action for violation of California Corporations Code Section 15038 is apparently without merit.) In conclusion, this action involves claims for damages only for settlement of accounts and the approximate amount of Three Hundred Thousand Dollars ($300,000.00).

     3. MILTON OKUN VS PETER MORTON ET AL, case No. C540970: Litigation is pending between Milton Okun and Peter Morton, et al, in the Superior Court of the State of California for the County of Los Angeles. Each party is asserting rights against the other to define and refine their respective relationships with respect to business opportunities utilizing the name "Hard Rock Cafe" or similar name. Okun has asserted that he is entitled to a twenty percent (20%) share of any business opportunity or business venture of Peter Morton, including, but not limited to ownership of the property and of predecessors of the Project. Morton vigorously opposes Okun's contention and has affirmatively filed his own action to declare that Morton's rights and ownership of the Property, the Project, or any predecessor, are owned one hundred percent (100%) by Morton free and clear of any right of participation by Okun particularly, where, as here, Okun has been offered opportunities to participate in predecessor projects and expressly rejected or refused any such opportunity. The gravamen of the litigation is not Okun's right to acquire the ownership interest in the Project or Property, but whether Okun has a right to share in Morton's interest in a twenty percent/eighty percent (20%/80%) basis.

                                  EXHIBIT "I"

                    REGULATORY COMPLIANCE DISCLOSURE SCHEDULE


Reference: 1.8.3. SCHEDULES AND INFORMATION PROVIDED: (d) All correspondence with governmental authorities concerning compliance with applicable laws and regulations, including toxic or hazardous substance surveys of the Property.

     1. Soils and Foundation Investigation (Report) on Hard Rock Hotel & Casino, prepared by Converse Consultants Southwest, Inc. and dated June 30, 1993.

     2. Private report prepared by Gerald Garapich & Associates for Harvey's Wagon Wheel, Inc., dated February 1993, detailing status of and providing correspondence with various city, county, state and federal agencies on required project permits and approvals.

     3. Private report prepared by Gerald Garapich & Associates for Stockholders, dated April 5, 1993, and research reports prepared by The Paul Laxalt Group, dated May 13, and June 10, 1993, detailing status of, detailed communications and correspondence with McCarran Airport and the Federal Aviation authorities on approvals requested for the rooftop guitar monument.

     4. Phase I Environmental Site Assessment, dated September 27, 1989, on the subject Property, prepared by Western Technologies, Inc. for predecessor developers, Dimension Development, Inc.

                                EXHIBIT "J"

                FINANCIAL AND BUSINESS DISCLOSURE SCHEDULES


Reference: 1.8.3. SCHEDULES AND INFORMATION PROVIDED: (e) Such other information concerning the financial and business condition of each of the Stockholders, as the Stockholders and their representatives may reasonably request.

     1. Hard Rock Cafe America, L.P., Consolidated Audited Financial Statements and Other Financial Information, year ended December 27, 1992 with Report of Independent Auditors, Ernst & Young.

     2. Hard Rock Cafe Investors, Ltd., Consent Solicitation/Offering Memorandum for Hard Rock Cafe America, L.P., dated May 14, 1992.

     3. Harvey's Wagon Wheel, Inc. and Subsidiary, Consolidated Financial Statements and Report of Independent Certified Public Accountants, Grant Thornton, as of November 30, 1992 and 1991.

     4.   Hard Rock Cafe Operations Manuals.

     5.   Hard Rock Cafe - Las Vegas Hourly Benefits Package and Employee
Handbook.

     6. Hard Rock Cafe America Management Benefit Package and Employee Handbook (Main Office and Managers).

     7. Harvey's Resort Hotel/Casino Lake Tahoe facility food and beverage manuals by outlet (25).

     8. Harvey's Resort Hotel/Casino Lake Tahoe facility Employee Handbook, benefit and other employment program manuals.

     9. Harvey's Resort Hotel/Casino Lake Tahoe facility Hotel Procedures and Training program.

     10. Harvey's Resort Hotel/Casino Lake Tahoe facility Operating and Service Standards (by department and position).





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